Exhibit 99.1

For release: November 6, 2006, 6:00 am EST	Contact:	Mark Rittenbaum
503-684-7553
Greenbrier elects Graeme Jack to Board of Directors
          Lake Oswego, Oregon, November 6, 2006 – The Greenbrier Companies [NYSE:GBX] today announced the election of Graeme Jack to the Company’s Board of Directors, effective October 31, 2006. The election of Mr. Jack increases Greenbrier’s Board of Directors to nine members, six of which are independent directors.
          Mr. Jack’s credentials include over 33 years of experience with PricewaterhouseCoopers in Australia and Hong Kong. He was Audit partner from 1980 – 1984, and 1991 – 2006, when he retired from PricewaterhouseCoopers. From 1985 – 1990, he was lead partner for PricewaterhouseCoopers’ management consulting practice. Mr. Jack is an Associate of the Institute of Chartered Accountants in Australia, and a Fellow of the Hong Kong Institute of Certified Public Accountants.
          “We are pleased to have Graeme join Greenbrier’s Board of Directors and serve on the Audit Committee,” said William A. Furman, president and chief executive officer of Greenbrier. “He brings significant financial, management, and international business experience, which will be extremely helpful to the Company.”
          The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 30 locations (post Meridian acquisition) across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 135,000 railcars.
          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more

Greenbrier elects Graeme Jack to Board of Directors (Cont.)	Page 2
detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 . Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
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